DATE: 22 DECEMBER 2005

PETROFINANZ GMBH

IGNIS PETROLEUM GROUP, INC.

LOAN AGREEMENT

THIS LOAN AGREEMENT is made this 22nd December 2005.

BETWEEN:

1.	Petrofinanz GMBH a company with administration address at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH9696010 (the “Lender”).

2.	Ignis Petroleum Group, Inc. whose administration address is at 100 Crescent Court, 7th Floor, Dallas, TX, 75201 (the “Borrower”).

WHEREAS:

The borrower has requested a loan from the Lender for working capital purposes.

IT IS HEREBY AGREED as follows:

1.     The following expressions shall, where the context admits, have the following meanings;

    i.        “Events of Default” means the events described in Clause 8;

    ii.        the “Loan” means the sum of $100,000.00 which is being lent to the Borrower by the Lender under this Loan Agreement;

    iii.        the “Repayment Date” means 20th June 2006.

2.     The Lender will promptly make the Loan to the Borrower. The Borrower will:

i.	repay the Loan on or before the Repayment Date. There shall be no penalty for repayment of the Loan prior to the Repayment Date.

ii.

pay interest on the Loan for the period beginning on the date the Loan is advanced to the Borrower, which is expected to be the date hereof, and until repayment of the Loan at the fixed rate of 12% per annum. Interest shall be calculated on the basis of actual days elapsed on a 365 day year. Interest shall accrue and be paid on or before the maturity of the Loan Agreement.

3.

All payments to be made by the Borrower shall be made free and clear without deduction of any taxes, levies, imposts, duties, charges, fees, deductions or withholding of any nature unless deduction or withholding of the same is required by law. In the event such deduction or withholding is required by law, the Borrower shall pay to the Lender such additional amounts as will result in the Lender receiving the full amount which would have been received had no such deduction or withholding been required.

4.

In the Event of Default, the Borrower shall no later than 5 days after the Repayment Date or such later date as the Lender may in writing agree make available to the Lender such security as the Lender shall reasonably determine and pending provision of such security and thereafter the Borrower shall not create or agree to create any mortgage on any part of its assets.

5.	The Borrower represents and warrants:

i.

that the acceptance of the Loan and the performance of this agreement are within its corporate powers and that there is no provision in any law, trust deed or other agreement binding on the Borrower which would conflict with or prevent the Borrower from entering into and performing this agreement in accordance with its terms.

ii.	that there are no pending or threatened actions, proceedings or happenings which might materially affect the Borrower from entering into and performing this agreement in accordance with its terms.

6.	The Borrower undertakes that whilst any amount remains outstanding under this facility it will advise the Lender as soon as it becomes aware that an Event of Default has occurred.

7.

If any Event of Default shall occur the Lender may, at its absolute discretion, give notice that an Event of Default has occurred, and without prejudice to any other right or remedy the Lender may have, the amount then outstanding on the Loan will become immediately due and payable together with any accrued interest or other amount that shall be accrued thereunder. No failure or delay on the part of the Lender to exercise any power, right or remedy it may have under the terms of this agreement shall operate as a waiver thereof, nor shall any exercise or waiver of any such power, right or remedy preclude its further exercise, or the exercise of any other power, right or remedy. The powers, rights and remedies hereby provided are cumulative and are not exclusive of any powers, rights or remedies provided by law.

8.	The Events of Default are the occurrence of any of the following events, provided that the Lender provides written notice of such the occurrence and five (5) business days to cure:

    i.        if the Borrower fails to pay any monies due hereunder when the same become due, or

ii.

if a petition is presented (and not promptly dismissed) or an order is made or an effective resolution is passed for the winding up of the Borrower, or if circumstances occur which would justify the appointment of a receiver or administrative receiver (or similar person) of all or any part of the business, undertaking or assets of the Borrower, or

iii.	if the Borrower ceases or threatens to cease to carry on its business or any material part of the business, or

iv.

if the Borrower sells, leases or otherwise disposes of all or substantially all of its business or assets by one or more transactions whether related or not other than leases of assets or transfers or other disposal of assets in the ordinary course of business, or

v.	if any encombrancer takes possession or a receiver is appointed of any part of the Borrower’s assets, business or undertaking, or

vi.

if any distress execution sequestration or other process levied or enforced upon or sued out against the Borrower’s property in respect of a debt due by the Borrower and is not discharged within twenty-one days, or

vii.	if the Borrower convenes a meeting of, or proposes to enter into any arrangement for the benefit of or composition with its creditors, or

viii.	if any of the representations and warranties contained herein shall prove to be incorrect in any material respect, or

ix.	if the Borrower materially breaches any of the undertakings herein contained, or

x.	if anything analogous to any of the events specified in paragraphs i to ix occurs under the laws of any applicable jurisdiction.

9.	This agreement shall be governed by and construed in accordance with the law of the State of Texas.

10.

The parties hereby submit to the exclusive jurisdiction of the courts of Texas, in relation to any disputes that may arise out of or in connection with this agreement and the parties hereby waive any objections on the ground of venue or forum non convenience or any similar grounds.

11.

The Lender acknowledges that the Borrower intends to borrow approximately $5,000,000 (the “Cornell Loan”) from Cornell Capital Partners, LP (“Cornell”) shortly after the date hereof. The Lender agrees to subordinate the Loan and any payments or obligations of the Borrower under this Agreement to the rights of Cornell under the Cornell Loan.

IN WITNESS WHEREOF the parties hereto have executed this Loan Agreement the day and year first written above.

THE COMMON SEAL of
PETROFINANZ GMBH
Was hereunto affixed in the Presence of:

/s/ DAVID CRAVENS
DIRECTOR

/s/
DIRECTOR/SECRETARY

IGNIS PETROLEUM GROUP, INC.

By:/s/ MICHAEL P. PIAZZA
Name: Michael P. Piazza
Title: President, Chief Executive Officer and Treasurer